As filed with the Securities and Exchange Commission on October 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CORIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	959 Skyway Road, Suite 100 San Carlos, California 94070 (650) 232-3000	77-0492528
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Kadifa

Chairman of the Board, President

and Chief Executive Officer

Corio, Inc.

959 Skyway Road, Suite 100

San Carlos, CA 94070

(650) 232-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas H. Collom

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

(650) 493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value	2,921,390 shares	$2.88	$8,413,603.20	$680.66

(1)	Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the $2.88 average of the high and low sales prices as reported by The Nasdaq National Market on October 23, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

CORIO, INC.

2,921,390 Shares

COMMON STOCK

This prospectus relates to 2,921,390 shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in this prospectus. The selling stockholders acquired the shares in connection with our acquisition of substantially all of the assets of Nexus Technology, Inc. (“Nexus Technology”) pursuant to the Asset Transfer Agreement and Plan of Reorganization dated October 22, 2003 made and entered into by and between us and Nexus Technology, among others.

The selling stockholders will receive all of the net proceeds from the sale of the shares under this prospectus and will pay all brokerage fees and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on The Nasdaq National Market under the symbol “CRIO.” On October 28, 2003, the closing sales price of our common stock as reported by The Nasdaq National Market was $3.18 per share.

You should consider carefully the risk factors described in this prospectus, which begin on page 2, before purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2003

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

In this prospectus, “Corio,” “Registrant,” “we,” “us,” and “our” refer to Corio, Inc. and its subsidiaries.

SUMMARY

Corio, Inc.

Corio is a leading enterprise application service provider, or ASP. We implement, integrate and manage a suite of enterprise software applications from leading vendors offered to our customers over a secure network. This suite of applications is designed to accommodate the requirements of rapidly growing as well as larger, more mature companies. We enable our customers to avoid many of the significant and unpredictable ongoing application management challenges and costs. Following the rapid implementation of software applications, performed for a fixed fee or on a time and materials basis, our customers pay a monthly service fee based largely on the number of applications used, total users, the level of service required and other factors. By providing application implementation, integration, management and various upgrade services and related hardware and network infrastructure, we reduce the information technology, or IT, burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

Corio was incorporated in Delaware in September 1998 in connection with the acquisition of all of the capital stock of Data Systems Connectors, Inc. Our principal executive offices are located at 959 Skyway Road, Suite 100, San Carlos, California 94070, and our telephone number is (650) 232-4080.

Acquisition of Substantially All of the Assets of Nexus Technology, Inc.

On October 22, 2003, we acquired substantially all of the assets of Nexus Technology, Inc., an Illinois corporation. Nexus Technology is a provider of cost-effective business and technical solutions for users of business software applications. In connection with the transaction, Corio and Nexus Technology entered into an Asset Transfer Agreement and Plan of Reorganization, under which Corio acquired the customer contracts, receivables, property and equipment and other tangible and intangible assets used in Nexus Technology’s business.

In exchange for the acquired assets, Corio paid Nexus Technology approximately $10 million, consisting of $1.9 million in cash and 2,921,390 shares of Corio common stock. In addition, Nexus Technology will be entitled to receive an earn-out payment of up to $2.0 million payable in shares of Corio common stock contingent upon Corio’s attainment of specified revenue milestones for the 3-month period ending December 31, 2004 from identified existing and prospective customers of Nexus Technology. The cash portion of the acquisition consideration was paid out of Corio’s available working capital.

The shares of Corio common stock issued or issuable in connection with the acquisition, including any shares that may become issuable under the earn-out arrangement, are “restricted securities” within the meaning of the Securities Act. Such shares were, or, in the case of any earn-out shares, will be, issued in reliance on an exemption from the registration requirements of the Securities Act. Corio granted Nexus Technology and its stockholders resale registration rights with respect to the shares issued to Nexus Technology at the closing of the acquisition.

The 2,921,390 shares issued to Nexus Technology at the closing of the acquisition are being registered for resale by the selling stockholders under the registration statement, of which this prospectus is a part. We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of such shares will go to the selling stockholders.

RISK FACTORS

Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face.

If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business, financial condition and results of operations.

Risks Related to Our Business

We have a history of losses and expect that we will continue to incur losses and negative cash flow and may never be profitable.

We have spent significant funds to date to develop and refine our current services, to create and run our operations organization, to build and run a professional services organization and to develop and run our sales and marketing resources. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. As of June 30, 2003, we had an accumulated deficit of $255 million.

We expect to continue to invest significantly in our organization to provide services, enhance current services and expand our service offerings. We also may hire additional people in certain areas of our company in order to support our business and promote and sell our services. In addition, we expect to continue to incur significant fixed and other costs associated with customer acquisitions and with the implementation and configuration of software applications for customers. As a result of all of these factors, to achieve operating profitability on a consistent basis, excluding non-cash charges, we will need to increase our customer base, to decrease our overall costs of providing services, including the costs of our licensed technology, our operations and the costs of customer acquisitions, and to increase our number of customers. We cannot assure you that we will be able to increase our revenues or increase our operating efficiencies in this manner. Also, because we may continue to invest in our business faster than we anticipate growth in our revenues, we may continue to incur significant losses and negative cash flow for the foreseeable future and we may never be profitable.

The emerging high-growth and middle-market companies that currently comprise a significant portion of our revenue base may be volatile, which could continue to result in greater than expected customer loss and continued difficulty in collecting fees from some customers, and uncertainty regarding the stability of the economy in general could continue to adversely affect demand for our services.

A significant portion of our current revenue consists of revenue from middle-market companies, e-commerce trading exchanges and other technology companies. These companies are more likely to be acquired, experience financial difficulties or cease operations than other companies that are larger and better established or are in more stable industries. In particular, these companies may experience difficulties in raising capital needed to fund their operations. In the past we have terminated our agreements with a substantial number of customers who were unable or unwilling to continue to meet their financial obligations to us and we expect to terminate additional customers in the future. As a result, our client base will likely be more volatile than those companies whose customers consist of more mature and established entities. If we continue to experience greater than expected customer loss or an inability to collect fees from our customers in a timely manner because of this volatility, our operating results could be seriously harmed. In addition, uncertainty regarding the stability of the economy in general could continue to diminish and delay demand for our services. Also, as we move up market and away from high-growth and middle market companies, revenue from termination fees resulting from high-growth and middle market companies may diminish. Moreover, one of our customers represented 11% of total revenues in fiscal 2002 and its contract expired in May 2003. Although this customer renewed for a short term contract, the new contract is for significantly less recurring revenue and the loss of this revenue and of any other significant customers will adversely affect our business. If we lose customers representing greater or equal recurring revenue than we replace with new customers or additions or extensions for current customers, our recurring revenue will not increase and may decline.

Our limited history of offering ASP services to customers and the fact that we operate in a new industry for application services expose us to risks that affect our ability to execute our business model.

We have offered our services for a relatively short period of time, and our industry is relatively new. Prior to September 1998, our predecessor company, DSCI, carried on a different business. Accordingly, we have a limited operating history as a provider of ASP services. Because our business model is relatively new, it continues to evolve. In the future, we may revise our pricing model for different services, and our model for our customers to gain access to third-party software applications and other third-party services has evolved. Changes in our anticipated business and financial model could materially impact our ability to become profitable in the future. Additionally, especially as we move up-market to larger, more established customers, the demand for our services is uncertain and the sales process takes longer than with smaller potential customers. An investor in our common stock must consider these facts as well as the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the market for Internet-based software application services. Some of the risks and difficulties relate to our potential inability to:

•	acquire and retain customers, particularly larger, more established companies required to create a stable revenue and customer base;

•	acquire new customers at a rate sufficient to create growth taking into account loss of customers;

•	reduce costs associated with the delivery of services to our customers;

•	expand and maintain our pipeline of sales prospects in order to promote greater predictability in our period-to-period sales levels;

•	acquire or license third-party software applications at a reasonable cost or at a structure beneficial to us;

•	complete successful implementations of our software applications in a manner that is repeatable and scalable;

•	integrate successfully software applications we manage with each other and with our customers’ existing systems;

•	continue to offer new services that complement our existing offerings;

•	increase awareness of our brand; and

•	maintain our current, and develop new, strategic relationships.

We cannot assure you that we will successfully address these risks or difficulties. If we fail to address any of these risks or difficulties adequately, we will likely be unable to execute our business model.

Because we may spend significant sums to run our business and to try to grow our business, we may be unable to adjust spending to offset any future revenue shortfall, which could cause our quarterly operating results to fluctuate and our stock price to fall.

Although we are monitoring our spending, in order to promote future growth, we expect we may continue to expend significant sums in our business, in our operations, professional services, research and development, and sales and marketing organizations. Because the expenses associated with these activities are relatively fixed in the short-term, we may be unable to adjust spending quickly enough to offset any unexpected shortfall in revenue growth or any decrease in revenue levels. As our quarterly results fluctuate, they may fall short of the expectations of public market analysts or investors. If this occurs, the price of our common stock may fall.

Our quarterly operating results may fluctuate due to the nature of our ASP business and other factors affecting our revenues and costs, which could cause our stock price to fall.

Our financial results will vary over time as our ASP business matures. For individual customers, we may recognize professional services revenues associated with the implementation of our applications during the early months of our engagement. We then recognize monthly fees from the customer, consisting primarily of application management services revenues, over the balance of the contractual relationship. As a result, for some customers we have a high proportion of up-front professional services revenues associated with implementation. We expect that our financial results may continue to vary over time as monthly fees increase as a portion of total revenue. Third parties also provide professional services for some of our application management services customers, and whether professional services will be provided by us or by third parties may be difficult to predict. Changes in our revenue mix from professional services revenues to application management services revenues could be difficult to predict and could cause our quarterly results and stock price to fluctuate.

Other important factors that could cause our quarterly results and stock price to fluctuate materially include:

•	the timing of obtaining, implementing and establishing connectivity with individual customers;

•	the loss of or change in our relationship with important customers and our ability or inability to collect termination fees from terminating customers;

•	any decrease in termination fees paid in a quarter versus other quarters;

•	the timing and magnitude of expanding our operations and of other capital expenditures;

•	the timing and amount of payments received from cash basis customers as well as the change in composition of these customers

•	costs, including license fees, relating to the software applications we use;

•	changes in our pricing policies or those of our competitors;

•	potential changes in the accounting standards associated with accounting for stock options, stock or warrant issuances and for revenue recognition; and

•	accounting charges we may incur in the future relating to stock options, stock or warrant issuances.

Our financial results could vary over time as our business model evolves, which could cause our stock price to fall.

Our financial results could vary over time as our business and financial model evolves. For example, we historically included a broad range of customer support in our fixed monthly fees but now bill certain customers for support services in excess of specified limits in certain circumstances. As another example, we are increasingly unbundling from our fixed monthly fee the cost of software licenses and currently require our customers to obtain licenses to enterprise software applications directly from third-party software providers. Any such changes to our business or financial model would likely cause financial results to vary, which could cause our stock price to fall.

In this regard, from time to time we negotiate with some of our major third-party software vendors to modify the pricing and other terms currently in place with these vendors. We may agree to restructure our current arrangements with some of our third-party software providers. For example, we are migrating customers, and currently plan to eventually migrate all customers, from a model whereby some rent enterprise application licenses from us to a model whereby they all purchase the licenses directly from independent software vendors. Such pricing structures or business models may not in fact be more beneficial to us and may ultimately hinder our ability to become profitable.

We depend on software vendors to supply us with the software necessary to provide our services, and the loss of access to this software or any decline or obsolescence in its functionality could cause our customers’ businesses to suffer, which, in turn, could harm our revenues and increase our costs.

We offer our customers software application services for applications from third parties such as PeopleSoft, Oracle, SAP and Siebel Systems. We have agreements in place with certain of our third-party software vendors, and our agreements with third-party software vendors are non-exclusive, are for limited terms and typically permit termination in the event of our breach of the agreements. Additionally, as we move more to “host-only” relationships, whereby our customers must obtain licenses directly from independent software vendors such as PeopleSoft and Siebel, we rely on the independent software vendors to consent to allow us to access the software to provide our services. If we lose the right to use the software that we host from third-parties, if the cost of licensing the software applications becomes prohibitive, or if we change the vendors from whom we currently license software, our customers’ businesses could be significantly disrupted, which could harm our revenues and increase our costs. Our financial results may also be harmed if the cost structure we negotiate with the third-party software vendors changes in a manner that is less beneficial to us compared to our current cost structure with software vendors. We cannot assure you that our services will continue to support the software of our third-party vendors, or that we will be able to adapt our own offerings to changes in third-party software. In addition, if our vendors were to experience financial or other difficulties, it could adversely affect the availability of their software. It is also possible that improvements in software by third-parties with whom we have no relationship could render the software we offer to our customers less compelling or obsolete.

Our licenses for the third-party software we use to deliver our services contain limits on our ability to use them that could impair our growth and operating results.

The licenses we have for the third-party software for which we provide hosting or application management services typically restrict our ability to sell our services in specified countries and to customers with revenue above or below specified revenue levels. For example, some of our licenses restrict us from selling our services to customers with annual revenues greater than various levels such as $1 billion, and some restrict our ability to sell to customers outside of North America. In addition, some of these licenses contain limits on our ability to sell our services to certain types of customers. Our operating results and ability to grow could be harmed to the extent these licenses prohibit us from selling our services to customers to which we would otherwise sell our services, or in countries in which we would otherwise sell our services.

Poor performance of the software we deliver to our customers or disruptions in our business-critical services could harm our reputation, delay market acceptance of our services and subject us to liabilities.

Our customers depend on our hosted software applications for their critical systems and business functions, including enterprise resource planning, customer relationship management and e-commerce. Our customers’ businesses could be seriously harmed if the applications we provide to them work improperly or fail, even if only temporarily. Accordingly, if the software that we license from our vendors or our implementation or ongoing management of such software performs poorly, experiences errors or defects or is otherwise unreliable, our customers would likely be extremely dissatisfied, which could cause our reputation to suffer, force us to divert research and development and management resources, cause a loss of revenues or hinder market acceptance of our services. It is also possible that any customer disruptions resulting from failures in our applications could force us to refund all or a portion of the fees customers have paid for our services or result in other significant liabilities to our customers.

We may fail to implement, host or manage enterprise software applications successfully due to the complicated nature of the services we provide, which would harm our reputation and sales.

Implementations and management of enterprise software applications can be very complex. We cannot assure you that we can convince customers that we have the requisite expertise required to implement, host or manage these applications. Our reputation will be harmed and sales of our services would decline significantly if we are not able to complete successfully repeated implementations of our enterprise software applications or if we are not able to successfully manage enterprise applications, including those applications with which we have limited or no implementation, hosting or management experience to date.

Any inability to expand sufficiently our enterprise software implementation and systems consulting capabilities could harm our ability to service our customers effectively and could hinder our growth.

A failure to maintain and expand relationships with third-party systems integrators that we use to implement our services could harm our ability to service our customers effectively. As we seek to provide applications management services for larger, more established customers, they may frequently utilize the systems integration and consulting services of independent, third-party systems integrators rather than Corio. In such cases, we may receive only modest revenue for implementation and integration services if any. In addition, we frequently contract with our customers for implementation on a fixed price basis. As a result, unexpected complexities in implementing software applications for our customers could result in unexpected losses for us or increases in losses. Our business and reputation could also be seriously harmed if third party systems integrators were unable to perform their services for our customers in a manner that meets customer expectations.

Increased demand for customization of our services beyond what we currently provide or anticipate could reduce the scalability and profitability of our business.

Companies may prefer more customized applications and services than our business model contemplates. Most of our customers have required some level of customization of our services, and our customers may continue to require customization in the future, perhaps to a greater extent than we currently provide or anticipate. If we do not offer the desired customization, there may be less demand for our services. Conversely, providing customization of our services increases our costs and reduces our flexibility to provide similar services to many customers. Accordingly, increased demand for customization of our services could reduce the scalability and profitability of our business and increase risks associated with completing software upgrades.

Growth could strain our operations and require us to incur costs to upgrade our infrastructure and expand our personnel.

If our customer base grows significantly, we cannot be sure that we will successfully manage our growth. In order to manage any such growth successfully, we must:

•	expand our management team, financial and information systems and controls and operations team;

•	maintain a high level of customer service and support;

•	expand our implementation and consulting resources internally and with third-parties; and

•	expand, train, manage and retain our employee base effectively.

If our customer base grows significantly, there will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our service offerings and expand our target markets. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems and controls could harm our ability to accurately forecast demand for our services, manage our billing of customers, manage our sales cycle and implementation services and record and report management and financial information on a timely and accurate basis. Moreover, any inability to expand our service offerings and employee base commensurate with any increase in the demand for our services could cause our revenues to decline.

We will need to perform software upgrades for our customers, and any inability to successfully perform these upgrades could cause interruptions or errors in our customers’ software applications, which could increase our costs and delay market acceptance of our services.

Our software vendors from time to time will upgrade their software applications, and at such time we will be required to implement these software upgrades for certain of our customers. Implementing software upgrades can be a complicated and costly process, particularly implementation of an upgrade simultaneously across multiple customers. Accordingly, we cannot assure you that we will be able to perform these upgrades successfully or at a reasonable cost. We may also experience difficulty implementing software upgrades to a large number of customers, particularly if different software vendors release upgrades simultaneously. If we are unable to perform software upgrades successfully and to a large customer base, our customers could be subject to increased risk of interruptions or errors in their business-critical software, our reputation and business would likely suffer and the market would likely delay the acceptance of our services. It will also be difficult for us to predict the timing of these upgrades, the cost to us of these upgrades and the additional resources that we may need to implement these upgrades. Additionally, as we continue to evolve our business model to charge customers for the cost of software upgrades, we may lose prospective customers who choose not to pay for these upgrades. Therefore, any such upgrades could strain our development and engineering resources, require significant unexpected expenses and cause us to miss our financial forecasts or those of securities analysts. Any of these problems could impair our customer relations and our reputation and subject us to litigation.

Security risks and concerns may decrease the demand for our services, and security breaches with respect to our systems may disrupt our services or make them inaccessible to our customers.

Our services involve the storage and transmission of business-critical, proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. Anyone who circumvents our security measures could misappropriate business-critical proprietary information or cause interruptions in our services or operations. In addition, computer “hackers” could introduce computer viruses into our systems or those of our customers, which could disrupt our services or make them inaccessible to customers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures may be inadequate to prevent security breaches, and our business and reputation would be harmed if we do not prevent them.

If we are unable to adapt our services to rapidly changing technology, our reputation and our ability to grow our revenues could be harmed.

The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. We cannot assure you that we will be able to enhance existing or develop new services that meet changing customer needs in a timely and cost-effective manner. For example, as software application architecture changes, the software for which we provide services could become out of date or obsolete and we may be forced to upgrade or replace our technology. For example, this is of particular concern with regard to our enterprise resource planning, or ERP, software, including PeopleSoft, Oracle and SAP. The architecture of the software we currently use for ERP applications is not designed to be hosted. We believe that future software may be written to be hosted. Our existing software application providers may face competition from new vendors who have written hostable software. It may be difficult for us to acquire hostable ERP software from these new vendors and for our software application providers to develop this software quickly or successfully. In either event, the services we offer would likely become less attractive to our customers, which could cause us to lose revenue and market share. Performing upgrades may also require substantial time and expense and even then we cannot be sure that we will succeed in adapting our business to these technological developments. Prolonged delays resulting from our efforts to adapt to rapid technological change, even if ultimately successful, could harm our reputation within our industry and our ability to grow our revenues.

Our application management agreements are typically long-term, fixed-price contracts, which may hinder our ability to become profitable.

We enter into agreements with our customers to provide application management services for long periods, typically one to three years. Most of these agreements are in the form of fixed-price contracts that do not provide for price adjustments to reflect any cost overruns associated with providing our services, such as potential increases in the costs of software applications we license from third parties, the costs of upgrades or inflation. As a result, unless we are able to provide our services in a more cost-effective manner than we do today and unless the number of users at individual customers increases to provide us higher revenue levels per customer, we may never achieve profitability for a particular customer. In addition, customers may not be able to pay us or may cancel our services before becoming profitable for us.

Our long-term, fixed-price application management contracts may hinder our ability to evolve our business and to ultimately become profitable.

Our business is relatively new and, accordingly, our business and financial models may evolve as the understanding of our business evolves. We may be unable to adjust our pricing or cost structure with respect to our current customers in response to changes we make in our business or financial model due to the long-term, fixed price nature of the application management agreements we have with our customers. This potential inflexibility may result in our inability to become profitable as rapidly as we would like or at all.

If we do not meet the service levels provided for in our contracts with customers, we may be required to give our customers credit for free service, and our customers may be entitled to cancel their service contracts, which could adversely affect our reputation and hinder our ability to grow our revenues.

Our application management services contracts contain service level guarantees that obligate us to provide our applications at a guaranteed level of performance. If we fail to meet those service levels, we may be contractually obligated to provide our customers credit for free service. If we were to continue to fail to meet these service levels, our customers would then have the right to cancel their contracts with us. These credits or cancellations could harm our reputation and hinder our ability to grow our revenues.

If we cannot obtain additional software applications that meet the evolving business needs of our customers, the market for our services may not grow and may decline, and sales of our services may suffer.

Part of our strategy may be to expand our services by offering our customers services related to additional software applications that address their evolving business needs. We cannot be sure, however, that we will be able to license these applications at a commercially viable cost or at all or that we will be able to cost-effectively develop the applications in-house. If we cannot obtain these applications on a cost-effective basis or otherwise cannot effectively expand our service offering and, as a result, cannot expand the range of our service offerings, the market for our services may not grow and may decline, and sales of our services may suffer.

We have many competitors and expect new competitors to enter our market, which could adversely affect our ability to increase revenues, maintain our margins or grow our market share.

The market for our services is extremely competitive and the barriers to entry in our market are relatively low. We currently have no patented technology that would bar competitors from our market.

Our current and potential competitors primarily include:

•	application service providers and business process outsourcers, such as Bluestar Solutions, CSC, Electronic Data Systems, Hewlett-Packard, IBM Global Services, Surebridge and USinternetworking;

•	systems integrators, such as Accenture, Bearing Point;

•	software vendors, such as Oracle, PeopleSoft, Commerce One, SAP and Siebel Systems; and

•	major technology providers, such as Microsoft.

Many of our competitors and potential competitors have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

•	develop and expand their network infrastructures and service offerings more quickly;

•	adapt to new or emerging technologies and changing customer needs faster;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with software application vendors;

•	devote greater resources to the marketing and sale of their products; and

•	address customers’ service-related issues more effectively.

Some of our competitors may also be able to provide customers with additional benefits at lower overall costs or to reduce their application service charges aggressively in an effort to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors.

Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, which arrangements may increase our competitors’ ability to address customer needs with their product and service offerings. We believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition that could cause our business to suffer.

We may be unable to deliver effectively our services if our data center management services providers, computer hardware suppliers or software providers do not provide us with key components of our technology infrastructure in a timely, consistent and cost-effective manner.

We depend on third-parties, such as XO Communications, Qwest and (i) Structure, for our data center management services and for key components of our network infrastructure. Our contracts with these data center and network infrastructure providers are for a fixed term and for a specified amount of services, which may be insufficient to meet our needs. The services we provide could be materially disrupted by any disruption in the services provided by our data center management service providers to us. For example, downtime caused by our data center providers could materially disrupt our services, and, in the event any of these data center providers terminate or decline to renew their contracts with us, we could experience significant disruption and costs related to migrating customers to a different data center. We depend on suppliers such as Sun Microsystems for our computer hardware and WebMethods and Netegrity and others for our software technology platform. If any of these relationships fail to provide needed products or services in a timely and consistent manner or at an acceptable cost, we may be unable to deliver effectively our services to customers. Some of the key components of our infrastructure are available only from sole or limited sources in the quantity and quality we demand. We do not carry significant inventories of those components that we obtain from third-parties and have no guaranteed supply arrangements for some of these components. Additionally, some of our service and product providers have recently experienced financial difficulty, and financial problems they experience may cause disruptions in our service, loss of customers and expose us to additional costs.

System failures caused by us or factors outside of our control could cause us to lose our customers and subject us to liability and increased expenses.

Our operations depend upon our ability and the ability of our third-party data center and network services providers to maintain and protect the computer systems on which we host our customers’ applications. Any loss of customer data or an inability to provide service for a period of time could cause us to lose our customers and subject us to significant potential liabilities. We currently use three data centers to house our hardware and to provide network services, but each of our customers is serviced at a single site. While our data center and network providers maintain back-up systems and we have disaster recovery processes, a natural disaster or other disruption at their site could impair our ability to provide our services to our customers until the site is repaired or back-up systems become operable. Some of our data center providers, as well as our corporate headquarters, are located in Northern California, near known earthquake fault zones. Our systems and the data centers are also vulnerable to damage from fire, flood, power loss, telecommunications failures, terrorist attacks and similar events.

If we are unable to retain our executive officers and key personnel, or to integrate new members of our senior management that are critical to our business, we may not be able to successfully manage our business or achieve our objectives.

Our future success depends upon the continued service of our executive officers and other key personnel. None of our executive officers or key employees is bound by an employment agreement for any specific term. Key personnel may voluntarily terminate due to various reasons such as the 10% salary decrease which we implemented in January 2003. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.

If we are unable to hire and retain sufficient sales, marketing, technical and operations personnel, we may be unable to grow our business or to service our customers effectively.

In the future, we may expand our sales operations and marketing efforts in order to try to increase market awareness and sales of our services. We may also need to increase our technical staff in order to service customers and perform research and development. There is competition for qualified and effective sales, marketing, technical and operations personnel as these personnel are in limited supply and in high demand and we might not be able to hire and retain sufficient numbers of these personnel to grow our business or to service our customers effectively. Also, recent reductions in our workforce, although designed to not affect service levels and demand generation, may adversely affect these areas of our business.

We may never achieve the anticipated benefits from our acquisition of Nexus Technology, Inc.

In October 2003 we acquired substantially all of the assets of Nexus Technology, Inc. as part of our efforts to expand our applications management business and product offerings. We may experience difficulties in achieving the anticipated benefits of our acquisition of Nexus Technology. Potential risks with this acquisition include:

•	possible impairment of relationships with employees and customers as a result of the acquisition of Nexus Technology;

•	inability to retain key employees of Nexus Technology;

•	inability to retain customers of Nexus Technology;

•	diversion of management’s attention from other business concerns; and

•	difficulties in assimilation of acquired personnel, operations, technologies or products.

In addition, Corio has an obligation to issue additional shares of its common stock to Nexus Technology upon Corio’s attainment of specified revenue milestones for the 3-month period ending December 31, 2004. Any such issuance would dilute our existing stockholders.

Any acquisitions of businesses, technologies or services may result in distraction of our management and disruptions to our business and additional costs.

In September 2002 and October 2003, we completed the acquisition of the ASP assets of Qwest Cyber Solutions LLC and Nexus Technology, Inc., respectively. The integration of the ASP assets of Qwest Cyber Solutions and Nexus Technology into our business is ongoing, and we may experience disruption and distraction related thereto and unexpected costs associated therewith. We have lost, and may continue to lose, customers acquired from Qwest Cyber Solutions, and we may experience similar losses of customers acquired from Nexus Technology.

We expect that further consolidation in our industry may occur. We may acquire or make investments in additional complementary businesses, technologies or services if appropriate opportunities arise. From time to time we may engage in discussions and negotiations with companies regarding acquiring or investing in their businesses, technologies or services. We cannot make assurances that we will be able to identify suitable acquisition or investment candidates, or that if we do identify suitable candidates, we will be able to make the acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company’s personnel, customers, operations, technology or products and service offerings. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, cause customer loss, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity or convertible debt securities could be dilutive to our existing stockholders.

Any inability to protect our intellectual property rights could reduce our competitive advantage, divert management attention, require additional intellectual property to be developed or cause us to incur expenses to enforce our rights.

We cannot assure you that we will be able to protect or maintain our intellectual property from infringement or misappropriation from others. In particular, our business would be harmed if we were unable to protect our technology platform and processes, our trademarks or our other software and confidential and proprietary information. Agreements on which we rely to protect our intellectual property rights and the trade secret, copyright and other laws on which we rely may only afford limited protection to these rights. In addition, we currently have no patents issued, which limits significantly our ability to protect our proprietary rights in the event they are infringed. Any infringement or misappropriation of our intellectual property could reduce our competitive advantage, divert management attention, require us to develop technology and cause us to incur expenses to enforce our rights.

Any infringement claims involving our technology or the applications we offer or other lawsuits could cost a significant amount of money and could divert management’s attention away from our business.

If the number of software applications used by us and our customers increases and the functionality of these products further overlaps and integrates, software industry participants may become increasingly subject to infringement claims. In addition, we have agreed, and may agree in the future, to indemnify some of our customers against claims that our services infringe upon the intellectual property rights of others. Someone may claim that our technology or the applications or services we offer infringes their proprietary rights. Someone may also claim that we do not have adequate licenses to perform the services we offer. Any infringement claims, even if without merit, can be time consuming and expensive to defend, may divert management’s attention and resources and could cause service delays. Such claims could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to modify or license the infringed or similar technology could adversely affect our business. In addition, if our software vendors cease to offer their software applications to us because of infringement claims against us or them, we would be forced to license different software applications to our customers that may not meet our customers’ needs. This could result in a loss of customers and a decline in our revenues. Also, a securities class action lawsuit against Corio is currently pending in the U.S. District Court for the Southern District of New York.

In November 2001, a securities class action lawsuit was filed in the U.S. District Court for the Southern District of New York against Corio, certain of its officers and certain of the underwriters involved in Corio’s initial public offering. This is one of approximately 300 similar lawsuits in a coordinated proceeding sometimes referred to as “IPO allocation lawsuits” or “laddering lawsuits.” In June 2003, the plaintiffs in these cases presented a settlement proposal to all of the issuer defendants. Under the proposed settlement, the plaintiffs proposed to dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in all the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. Under the guaranty, the insurers or companies will be required to pay the amount, if any, by which $1 billion exceeds the aggregate amount ultimately collected by the plaintiffs from the underwriter defendants in all the cases. If the plaintiffs fail to recover $1 billion and payment is required under the guaranty, Corio would be responsible to pay its pro rata portion of the shortfall, up to the amount of the self-insured retention under its insurance policy, which is $1 million. In July 2003, Corio tentatively agreed to accept this settlement proposal. The settlement is subject to acceptance by a substantial majority of the issuer defendants and execution of a definitive settlement agreement. The settlement is also subject to approval by the Court, which cannot be assured. If the settlement is not accepted by the requisite number of defendants or if it is not approved by the Court or if it otherwise is not consummated, Corio intends to defend the lawsuit vigorously. However, the litigation is in the preliminary stage, and we cannot predict its outcome. The litigation process is inherently uncertain. If the outcome of the litigation is adverse to us and if we are required to pay significant monetary damages, our business would be significantly harmed. This lawsuit may be time consuming and expensive to defend and may divert management’s attention and may be costly to Corio even if the plaintiff’s settlement proposal is consummated.

Risks Related to our Industry

We cannot assure you that the ASP market will become viable or grow at a rate that will allow us to achieve profitability.

Growth in demand for and acceptance of ASPs and their hosted business software applications is highly uncertain. This is especially true given the current uncertain macroeconomic environment. Companies in the ASP industry, such as Pandesic and Red Gorilla and others, have ceased operations. Other companies in the ASP industry, such as USinternetworking, have filed for bankruptcy. We cannot assure you that this market will become viable or, if it becomes viable, that it will grow at a rate that will allow us to achieve profitability. The market for Internet services, private network management solutions and widely distributed Internet-enabled application software has only recently begun to develop and is now evolving rapidly. We believe that many of our potential customers are not fully aware of the benefits of hosted and managed solutions. It is possible that these solutions will never achieve market acceptance. It is also possible that potential customers will decide that the risks associated with hiring ASPs in general (or smaller service providers in particular) to implement and manage their critical systems and business functions outweigh the efficiencies associated with the products and services we provide. Concerns over transaction security and user privacy, inadequate network infrastructure for the entire Internet and inconsistent performance of the Internet and the financial viability of ASPs could also limit the growth of Internet-based business software solutions.

Increasing government regulation could limit the market for, or impose sales and other taxes on the sale of, our services, which could cause our revenues to decline or increase our expenses.

We offer our suite of software applications over networks, which subject us to government regulation concerning Internet usage and electronic commerce. We expect that state, federal and foreign agencies will adopt and modify regulations covering issues such as user and data privacy, pricing, taxation of goods and services provided over the Internet, the use and export of cryptographic technology and content and quality of products and services. It is possible that legislation could expose us and other companies involved in electronic commerce to liability or require permits or other authorizations, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for or make it more difficult to offer our services.

The taxation of commerce activities in connection with the Internet has not been established, may change in the future and may vary from jurisdiction to jurisdiction. One or more states or countries may seek to impose sales or other taxes on companies that engage in or facilitate electronic commerce. A number of proposals have been made at the local, state, national and international levels that would impose additional taxes on the sale of products and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could subject us to taxation relating to our use of the Internet as a means of delivering our services. Moreover, if any state or country were to assert successfully that we should collect sales or other taxes on the exchange of products and services over the Internet, our customers may refuse to continue using our services, which could cause our revenues to decline significantly.

If we expand our business outside the United States we may be subject to unfavorable international conditions and regulations that could cause our international business to fail.

We have customers with international operations and may expand our business outside of the United States in the future. Conducting our business in international markets is subject to complexities associated with foreign operations and to additional risks related to our business, including the possibility that the scarcity of cost-effective, high-speed Internet access and the slow pace of future improvements in access to the Internet will limit the market for hosting software applications over the Internet or adversely affect the delivery of our services to customers. Additionally, some countries outside of the United States do not permit hosting applications on behalf of companies. The European Union has adopted a privacy directive that regulates the collection and use of information. This directive may inhibit or prohibit the collection and sharing of personal information in ways that could harm us. The globalization of Internet commerce may be harmed by these and similar regulations since the European Union privacy directive prohibits transmission of personal information outside the European Union unless the receiving country has enacted individual privacy protection laws at least as strong as those enacted by the European Union privacy directive.

General political and economic conditions may reduce our revenues and harm our business.

Because of the economic downturn and political environment, many industries have delayed or reduced technology expenditures. If this trend continues, we may fall short of our revenue expectations, and ultimately may fail to achieve profitability. Moreover, weakness in the technology sector as a whole could negatively affect the cash flow of some of our customers, which in turn could impact their ability to meet their obligations to us as they come due. This could increase our credit risk exposure and harm our overall financial position.

In addition, global and domestic political conditions, terrorist acts, or acts of war (wherever located in the world) may damage or disrupt global and domestic markets and negatively affect our business, employees, customers, and suppliers, which in turn could have an adverse effect on our operations and our overall profitability.

Market prices of Internet and technology companies have been highly volatile, and the market for our stock may be volatile as well.

The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies generally, and Internet-related software companies particularly, have been volatile. The market prices of technology companies generally, and technology service companies in particular, have been subject to significant downward pressure. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs to us and a diversion of our management’s attention and resources.

Many significant corporate actions are controlled by our officers, directors and affiliated entities regardless of the opposition of other investors or the desire of other investors to pursue an alternative cause of action.

Our executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 46% of our common stock at June 30, 2003. If they were to act together, these stockholders would be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which could cause our stock price to drop. These actions may be taken even if they are opposed by the other investors, including those who purchased shares in the initial public offering.

Delaware law and our charter, bylaws and contracts provide anti-takeover defenses that could delay or prevent an acquisition of us, even if an acquisition would be beneficial to our stockholders.

Provisions of Delaware law, our certificate of incorporation, bylaws and contracts could delay, defer or prevent an acquisition or change of control of us, even if an acquisition would be beneficial to our stockholders, and this could adversely affect the price of our common stock.

•	Our bylaws limit the ability of our stockholders to call a special meeting and do not permit stockholders to act by written consent.

•	We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

•	Several members of our senior management have contracts with us that provide for the acceleration of the vesting of their stock options upon termination following a change of control.

•	Our certificate of incorporation permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of the common stock.

Additional provisions of our certificate of incorporation that may serve to delay or prevent an acquisition include a staggered board, advance notice procedures for stockholders to nominate candidates for election as directors, authorization of our board to alter the number of directors without stockholder approval and lack of cumulative voting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC, in accordance with the Exchange Act. You may read and copy any document we file with the SEC at the following public reference room:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

1-800-SEC-0330

Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s World Wide Web site that at http://www.sec.gov. Our filings are also available to the public at http://www.corio.com.

We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders identified in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC as described above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the documents listed below, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. This prospectus is part of a registration statement we filed with the SEC. The following documents, which were previously filed by Corio with the SEC, are incorporated by reference into this prospectus:

•	Current Report on Form 8-K, filed on October 29, 2003 (to announce our acquisition of certain assets of Nexus Technology on October 22, 2003);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on July 12, 2000, under Section 12(g) of the Exchange Act.

Each of these filings is available from the SEC as described above.

You may also request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address:

Investor Relations Department

Corio, Inc.

959 Skyway Road

Suite 100

San Carlos, CA 94070

(650) 232-4080

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other oral and written statements made by us to the public contain and incorporate forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. When used in this prospectus, the words “anticipate”, “believe”, “expect”, “estimate”, “intend”, “may”, “will” and similar expressions are considered to contain uncertainty and are forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus under the heading “Risk Factors”, which we encourage you to read carefully. In addition, you should review the similar information under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and in other reports we may file with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. You should not rely on these forward-looking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements contained in this prospectus or incorporated by reference herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares under this prospectus.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares beneficially owned by the selling stockholders named below both prior to this offering and assuming the sale of all shares to be registered under this prospectus. The percentage ownership figures in the table below are based on the 58,254,954 shares of common stock outstanding as of September 30, 2003, plus the 2,921,390 shares of common stock issued in connection with our acquisition of substantially all of the assets of Nexus Technology. Except as noted above, the information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

The shares being offered by the selling stockholders under this prospectus were acquired from us in connection with our acquisition of substantially all of the assets of Nexus Technology. Such shares were issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act.

Pursuant to the registration rights agreement we entered into in connection with our acquisition of substantially all of the assets of Nexus Technology, we agreed to register for resale the shares issued at the closing of such transaction under the registration statement of which this prospectus is a part.

The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares Beneficially Owned Following Offering
Selling Stockholders	Number	Percent		Number	Percent
Dean Adamopoulos	769,201	1.3%	769,201	—	—
John Zis	409,289	*	409,289	—	—
John Zis, as trustee (1)	1,538,402	2.5%	1,538,402	—	—
Jeff Devine	116,856	*	116,856	—	—
Sabir Kapasi	87,642	*	87,642	—	—

*	Indicates less than 1% ownership.

(1)	Includes 769,201 shares of common stock held by Enterprise Trust I and 769,201 shares of common stock held by Enterprise Trust II. Mr. John Zis is trustee and registered shareholder of each such trust.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares under this prospectus. The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees, transferees of or other successors in interest to, the selling stockholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through The Nasdaq National Market, including block trades or ordinary broker’s transactions, or through privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders or the successors in interest to the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or the successors in interest to the selling stockholders may also enter into option or other transactions with the broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter by such broker-dealer pursuant to this prospectus. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

To the extent required, the specific shares to be sold, the names of the selling stockholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

We have agreed to bear certain expenses of registration of the shares under federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents and fees attributable to the sale of the shares. We have also agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act. The selling stockholders have agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act.

We may suspend the use of this prospectus for a discrete period of time if, in our reasonable judgment, a development has occurred or condition exists as a result of which the registration statement or the prospectus does not contain material nonpublic information which in our reasonable judgment is required to be included in the registration statement or prospectus for sales of the shares to be made hereunder.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to that Rule rather than pursuant to this prospectus.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by it under this prospectus.

LEGAL MATTERS

The validity of the shares offered under this prospectus has been passed upon for Corio by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and the related financial statement schedule of Corio, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2002 financial statements refers to a change in the method of accounting for goodwill and other acquired intangible assets in 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$680.66
Printing expenses	$10,000.00
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous expenses	$4,319.34

Total	$40,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers’ provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Articles X of our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under applicable law.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

The Registration Rights Agreement dated October 22, 2003 provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and that the selling stockholders will indemnify us and our executive officers and directors against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents in which indemnification is being sought, and, except as noted below, we are not aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents. In November 2001, however, certain of our former directors and officers were named as defendants in a securities class action lawsuit relating to our initial public offering. Since the commencement of the lawsuit, however, each of these individuals has been dismissed from the case without prejudice. While these individuals are currently not party to the litigation, there is a possibility that they could be brought back into the litigation, in which case claims for indemnification by such individuals may be sought.

ITEM 16.    EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.		Description

4.1	(1)	Registration Rights Agreement, dated October 22, 2002

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1		Consent of KPMG LLP

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1		Power of Attorney (see page II-4)

(1)	Incorporated by reference to our Current Report on Form 8-K, as filed on October 29, 2003.

ITEM 17.    UNDERTAKINGS

We hereby undertake:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    That, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on the 29th day of October, 2003.

CORIO, INC.

By:	/s/ GEORGE KADIFA

George Kadifa Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints George Kadifa and Brett White, and each of them, as his true and lawful attorneys-in-fact and agent, each with the power of substitution, for him in his name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ GEORGE KADIFA George Kadifa	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 29, 2003

/s/ TED E. SCHLEIN Ted E. Schlein	Director	October 29, 2003

/s/ GEORGE J. STILL, JR. George J. Still, Jr.	Director	October 29, 2003

/s/ GLENN W. MARSCHEL, JR. Glenn W. Marschel, Jr.	Director	October 29, 2003

/s/ ANEEL BHUSRI Aneel Bhusri	Director	October 29, 2003

EXHIBIT INDEX

Exhibit No.		Description

4.1	(1)	Registration Rights Agreement, dated October 22, 2002

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1		Consent of KPMG LLP

23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1		Power of Attorney (see page II-4)

(1)	Incorporated by reference to our Current Report on Form 8-K, as filed on October 29, 2003.